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VIRCHOW KRAUSE, LLP

Baker Tilly Virchow Krause, LLP
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Minneapolis, MN 55402-4662
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January 19, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We are engaged to audit the consolidated financial statements of Multiband Corporation for the year ended December 31, 2011 as their independent registered public accounting firm. We were notified on January 18, 2012 we will be dismissed after the issuance of our report on the audit of Multiband Corporation for the year ended December 31, 2011. We have read Multiband Corporation's statements included under Item 4.01 of its Form 8-K dated January 17, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Multiband Corporation's statement that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with Multiband Corporation's statements that Ernst & Young LLP has been engaged as the Company's independent registered public accounting firm for the year ending December 31, 2012 and that the Company did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

Baker Tilly Virchow Krause, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP

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